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                                                                   EXHIBIT 10(r)



                                  INTEGRA, INC
                                1060 First Avenue
                                    Suite 410
                       King of Prussia, Pennsylvania 19406




                                 August 27, 1999



Mr. Mark D. Gibson
12 Fox Hill Road
Doylestown, Pennsylvania  18901


         Re:      Severance Arrangements

Dear Mark:

         Effective as of the Effective Date, Integra, Inc., a Delaware corporation and you (the "Employee"), hereby agree as set forth below in this agreement (this "Agreement").

         1. Section 1 - Definitions. As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

                  1.1. Base Salary. The annual amount the Employee receives as wages or salary from the Company.

                  1.2 Board. The Board of Directors of the Company.

                  1.3. Change in Control. A "Change in Control" shall be deemed to occur:

                  (a) on the effective date of any merger or consolidation which results in the holders of the outstanding voting securities of the Company (determined immediately prior to such merger or consolidation) owning less than a majority of the outstanding voting securities of the surviving corporation (determined immediately following such merger or consolidation), or any sale or transfer by the Company of all or substantially all its assets; or

                  (b) on the date of closing of any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of, all or a majority of the then outstanding voting securities of the Company; or

                  (c) if at any time John H. Foster is no longer Chairman of the Board of the Company for any reason whatsoever.
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         Notwithstanding the foregoing, a Change in Control with respect to
Sections 1.3(a) and 1.3(b) shall not be deemed to occur if the Company either merges or consolidates with or into another company or sells or disposes of all or substantially all of its assets to another company, if such merger, consolidation, sale or disposition is in connection with a corporate restructuring wherein the stockholders of the Company immediately before such merger, consolidation, sale or disposition own, directly or indirectly, immediately following such merger, consolidation, sale or disposition at least a majority of the combined voting power of all outstanding classes of securities of the Company resulting from such merger or consolidation, or to which the Company sells or disposes of its assets, in substantially the same proportion as their ownership in the Company immediately before such merger, consolidation, sale or disposition.

                  1.4. Company. The Company is Integra, Inc., a Delaware corporation.

                  1.5. Effective Date. August 27, 1999.

                  1.6. Permanent Disability. The Employee shall be deemed to have become permanently disabled for purposes of this Agreement if the entire Board finds, upon the basis of medical evidence received from a physician reasonably satisfactory to the Board and the Employee, that the Employee is disabled, whether due to physical or mental condition, so as to be prevented from performing the Employee's normal duties for the Company with or without reasonable accommodation.

                  1.7 Severance Benefit. The benefit payable in accordance with
Section 3 of this Agreement.

         2. Section 2 - Duration and Eligibility.

                  2.1 This Agreement shall be effective as of the Effective
Date.

                  2.2 Eligibility. The Employee shall not be entitled to the Severance Benefit if the Employee ceases to be an employee at any time prior to a Change in Control; provided, however, that if the Employee ceases to be an employee during the period commencing ninety (90) days prior to a Change in Control by reason of termination by the Company then the Employee shall be entitled to a Severance Benefit under the terms of this Agreement.

         3. Section 3 - Severance Benefits.

                  3.1. Right to Severance Benefit.

         The Employee shall be entitled to receive from the Company a Severance Benefit in the amount provided in Section 3.2 if (i) a Change in Control has occurred and (ii) the Employee's employment with the Company terminates for any reason, including termination by the Employee for any reason.
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                  3.2. Amount of Severance Benefit. If the Employee's employment is terminated in circumstances entitling the Employee to a Severance Benefit as provided in Section 3.1, the Employee shall be entitled to the following benefits:

                  (a) the Company shall pay to the Employee, as severance pay and in lieu of any further salary or bonus for periods subsequent to the Termination Date, the amount of $60,000 which is equal to six months' Base Salary for the Employee;

                  (b) for a period of six (6) months subsequent to the Employee's termination of employment, the Company shall at its expense continue on behalf of the Employee and his dependents and beneficiaries, the medical and dental benefits, life insurance, short term disability insurance and long-term disability insurance which were being provided to the Employee at the time of termination of employment, including reimbursement of up to $10,000 of any outplacement costs the Employee incurs after the termination of his employment for any reason. The benefits provided in this Subsection 3.2(b) shall be no less favorable to the Employee, in terms of amounts and deductibles and costs to the Employee, than the coverage provided the Employee under the plans providing such benefits at the time Notice of Termination is given. The Company's obligation hereunder to provide the foregoing benefits shall terminate if the Employee obtains coverage under a subsequent employer's medical and dental, life insurance, short-term disability insurance and or long-term disability insurance benefit plans;

                  (c) the amounts provided for in Section 3.2(a) shall be paid in a single lump sum payment within fifteen (15) days after the Employee's Termination Date.

         4. Section 4 - Termination of Employment.

                  4.1. Written Notice Required. Any purported termination of employment, either by the Company or by the Employee, shall be communicated by written Notice of Termination to the other.

                  4.2. Termination Date. In the case of the Employee's death, the Employee's Termination Date shall be the Employee's date of death. In all other cases, the Employee's Termination Date shall be the date specified in the Notice of Termination subject to the following: (a) if the Employee's employment is terminated by the Company due to Permanent Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Employee, provided that the Employee shall not have returned to the full-time performance of the Employee's duties during such period of at least thirty (30) days; and (b) if the Employee terminates the Employee's employment, the date specified in the Notice of Termination shall not be more than thirty (30) days from the date the Notice of Termination is given to the Company.

         5. Section 5 - Successors to Company.

                  Successors. This Agreement shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of
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law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

         6. Section 6 - Amendment and Termination.

                  6.1. Amendment and Termination. This Agreement may be terminated or amended in any respect by resolution adopted by the entire Board; provided, however, that no such amendment or termination of this Agreement may be made if such amendment or termination would adversely affect any benefit of the Employee set forth herein and provided further, that this Agreement shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever following a Change in Control.

                  6.2. Form of Amendment. The form of any amendment or termination of this Agreement shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board.

         7. Section 7 - Miscellaneous.

                  7.1. Indemnification. If, after a Change in Control, the Employee institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Agreement, the Company will pay for all actual legal fees and expenses incurred by such Employee so long as the Employee is successful on the merits in whole or in substantial part.

                  7.2. Employment Status. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Employee, to change the status of the Employee's employment, or to change any employment policies of the Company.

                  7.3. Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  7.4. Governing Law; Choice of Forum. The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the Commonwealth of Pennsylvania. The Employee shall be entitled to enforce the provisions of this Agreement in any state or federal court located in the Commonwealth of Pennsylvania, in addition to any other appropriate forum.


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         By signing this letter, you agree to by bound by all of the terms and conditions set forth herein.




                                            Very truly yours,

                                            INTEGRA, INC.


                                            By:  /s/ Lawrence M. Davies
                                                 Name:   Lawrence M. Davies
                                                 Title:  Chief Executive Officer
Accepted and Agreed To:


By:  /s/ Mark D. Gibson
         Mark D. Gibson